Exhibit 99.20

[Diamond Logo]

Diamond Walnut Growers, Inc.
Property Interest Report

     This Property Interest Report sets forth your property interest as a member of Diamond Walnut Growers, Inc. The calculation used to determine your property interest, described in Section 2.11 of the Diamond Walnut Growers, Inc. Amended and Restated Bylaws, is:

•	The sum of the member’s patronage for the two crop years with the highest patronage out of the last six crop years, divided by

•	The total of the above calculation for all members.

     This report reflects the following:

•	Your patronage (by account) for the last six crop years, as listed under the columns entitled Patronage — 1999, 2000, 2001, 2002, 2003 and 2004 on the attached chart.

•	An indication of your two highest patronage years (by account) of the last six, as listed under the column entitled “Two Best Years” on the attached chart.

•	The total of the above calculation for all members, as listed next to “Total Patronage All Members (Two Best Years)” on the attached chart.

•	Diamond Walnut Growers, Inc.’s calculation of your property interest (by account) expressed as a percentage of the company, as listed under “% of Total Shares.”

•	Your name, address and Taxpayer Identification Number (by account) as reflected on the records of Diamond Walnut Growers, Inc.

     Based on your property interest in Diamond Walnut Growers, Inc., in the conversion you will be entitled to receive the number of shares of Diamond Foods, Inc. common stock listed under the column entitled “# Whole Shares.” This number will be reduced by the number of shares for which you receive cash instead of shares pursuant to your election on the included conversion election form. The column entitled “Estimated Value per Share” indicates the dollar value of these shares at various prices. Although we currently intend to conduct an initial public offering of 5,333,333 shares at a price of between $14.00 and $16.00 per share, since we are not required to obtain new member approval unless we propose to complete an offering of fewer than 4,000,000 shares at a price of less than $5.00 per share, you should make your decision about the conversion assuming an offering on those terms.

     You should read the accompanying disclosure statement/prospectus carefully.
It contains important details about the conversion and related transactions.
This report is qualified in its entirety by reference to the accompanying disclosure statement/prospectus.

Property Interest Report
[_____], 2005

Total Patronage All Members (Two Best Years) $393,925,436	Total Shares to be Distributed in Conversion [-----]

Estimated
				Value per Share					Patronage
	Grower		# Whole				% of	Two Best
Grower Acct #	TIN #	Grower Name	Shares	$ 5.00	$ 15.00	$ 24.00	Total Shares	Years	2004	2003	2002	2001	2000	1999

[---]	[---]	[Name]	[---]	[$---]	[$---]	[$---]	[---%]	[$---]	[$---]	[$---]	[$---]	[$---]	[$---]	[$---]
Total			[---]	[$---]	[$---]	[$---]	[---%]	[$---]